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                                   EXHIBIT 99

                 FUTURELINK CLOSES $15 MILLION OF NEW FINANCING

              Additional Working Capital to Fund Aggressive Growth
                 Plans of Founding Application Service Provider

IRVINE, CALIF., JULY 27, 1999 - FutureLink Distribution Corp. (NASD-OTC-BB:FLNK) is pleased to announce that it has today closed a $15 million financing. Commonwealth Associates LP of New York acted as the company's placement agent for the offering.

This financing involved the issuance of senior subordinated convertible notes and warrants. The notes mature in two years or will convert into the type and respective amount of securities issued by the company in its next round of financing or, in certain circumstances, will convert to common stock at $8.50 per share. Investors also received a total of 2,250,000 warrants entitling the holders to purchase common stock at an exercise price of $8.50 per share. The pricing of this financing represents an approximate 800 percent increase over the pricing of the company's last major financing completed in early May 1999.

"This $15 million financing is almost double the size of the previous round of financing the company completed this past May and reflects the investment community's strong support of FutureLink's business model," said Raghu Kilambi, FutureLink's CFO. "Investors in this round included technology hedge funds, merchant banking arms of investment banks, and significant technology private investors. This additional financing gives FutureLink a strong capital position to aggressively grow its ASP business, seek strategic growth initiatives and fund deposits under its agreement to acquire Micro Visions."

ABOUT COMMONWEALTH ASSOCIATES

Commonwealth Associates LP (http://www.comw.com), established in 1988, is a New York merchant and investment bank dedicated to creating long-term value for investors. Commonwealth focuses on investments in well-managed, emerging micro-cap or small-cap growth companies. With over 70 professionals devoted to all areas of investment banking and brokerage activities, Commonwealth offers a full range of value-added services.

Since 1995, Commonwealth has managed over $400 million of financings through over 60 transactions, most as sole or lead manager. Examples of recent portfolio companies include iMall, Inc. (Nasdaq: IMAL), Think New Ideas, Inc. (Nasdaq:
THNK) and ProxyMed, Inc. (Nasdaq: PILL).

ABOUT FUTURELINK DISTRIBUTION CORP.

FutureLink is a founder of the Application Services Provider (ASP) industry. According to Forrester Research Inc., the application outsourcing market is projected to reach $20 billion by 2001. FutureLink provides small and mid-sized businesses (10-1,000 employees) with off-site, Internet-based computing, allowing subscribers to minimize hardware/software upgrade cycles, precisely control total cost of technology ownership and focus on their core businesses.

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FutureLink's expertise in application hosting on a monthly subscription basis, outsourcing and facility management, and business practices consulting enables the company to offer an all-inclusive, trouble-free service at a predictable price. FutureLink, "The Computer Utility Company," offers computer and information service as transparently and reliably as today's utilities deliver electricity, water and telephone services.

For more information, contact FutureLink toll-free at (877) 216-6001; e-mail: sales@futurelink.net; or visit the FutureLink Web site at http://www.futurelink.net.

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Forward-looking statements and comments in this news release are made pursuant to safe harbor provisions of the Securities Exchange Act of 1934. Such statements relating to, among other things, the prospects for the company to complete transactions and enhance operating results, are necessarily subject to risks and uncertainties, some of which are significant in scope and nature. These risks may be further discussed in periodic reports and registration statements to be filed by the company from time to time with the Securities and Exchange Commission in the future.

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